Exhibit 10.2

EMPLOYMENT AGREEMENT

As Amended and Restated Effective August 12, 2024

This Employment Agreement (this “Agreement”) was originally made and entered into as of June 4, 2010, by and between Gevo, Inc., a Delaware corporation (the “Company”), and Chris Ryan (the “Executive”), and is hereby amended and restated effective August 12, 2024 (the “Amendment Effective Date”).

RECITALS

WHEREAS, the Executive is employed by the Company as its President and Chief Operating Officer;

WHEREAS, the Board of Directors of the Company (the “Board”) and the Executive desire to amend and restate this Agreement as of the Amendment Effective Date pursuant to the terms hereof to assure the Company of the Executive’s continued employment in an executive capacity, to provide for an orderly transition of the Executive’s duties in the event of his eventual retirement, and to compensate him therefor;

WHEREAS, the Board considers the establishment and maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to retain the Executive and to reinforce and encourage his continued attention and dedication to his assigned duties and the Company desires to retain the services of the Executive, and the Executive desires to be employed by the Company pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1
TERM OF EMPLOYMENT

1.1.          Term of Employment. The “Term” of employment shall mean the period commencing on the Amendment Effective Date and ending on the Termination Date, as defined in Section 6.7.

ARTICLE 2
POSITION AND DUTIES

2.1.          Position and Duties. The Company shall employ the Executive as its President and Chief Operating Officer. The Executive shall (a) perform the duties of President and Chief Operating Officer as set from time to time by the Chief Executive Officer or the Board; (b) be a full-time employee devoting his attention and energies to the business of the Company; (c) use his best efforts to promote the interests of the Company; (d) perform such functions and services as shall lawfully be directed by the Chief Executive Officer or the Board; (e) act in accordance with the policies and directives of the Company; and (f) report directly to the Chief Executive Officer.

2.2.          Restrictions. The Executive covenants and agrees that, during the Term, he shall not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, whether for compensation or otherwise, without the prior consent of the Chief Executive Officer. However, the Executive may, without the prior consent of the Chief Executive Officer, (a) participate in charitable, community or professional activities, provided that such activities do not materially interfere with the services required under this Agreement, and (b) make passive personal investments or conduct personal business, financial or legal affairs or other personal matters if those activities do not materially interfere with the services required under this Agreement.

ARTICLE 3
COMPENSATION

3.1.          Base Salary. As compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company hereby agrees to pay the Executive a gross annual base salary (the “Base Salary”) of Four Hundred Thirty-One Thousand Six Hundred Dollars (U.S. $431,600.00) during the Term of this Agreement, which amount shall be reviewed by the Board (or designated committee thereof) at least annually and may be increased (but not reduced) by the Board (or designated committee thereof) in such amounts as the Board (or designated committee thereof) deems appropriate. The Base Salary shall be paid in accordance with the normal payroll practices of the Company.

3.2.          Bonus. For each fiscal year during the Term, the Executive shall be eligible to participate in an annual bonus plan approved by the Compensation Committee of the Board (the “Compensation Committee”) with a target bonus of 80% of Base Salary (the “Target Bonus”), provided that the actual bonus received by the Executive with respect to any fiscal year may be more or less than the Target Bonus depending on the Company’s and the Executive’s level of attainment of certain business goals established by the Compensation Committee or the Board (such actual amount paid, the “Bonus”). The annual goals for each year during the Term shall be determined and communicated in writing to the Executive no later than ninety (90) days after the first day of the year. In addition, the Executive may be eligible to receive such additional bonus amounts as the Board or Compensation Committee shall determine in its discretion. In determining such additional amounts, if any, the Board (or designated committee thereof) shall consider among other things the Executive’s contribution to the accomplishment of the Company’s long-range business goals, the success of various corporate strategies in which the Executive participated, and the Executive’s unique services in connection with the maintenance of or increase in stockholder value in the Company. Any Bonus shall be paid as promptly as practicable following the end of the fiscal year to which it relates, but not later than March 15th of the year immediately following the end of such fiscal year.

3.3.          Stock Awards and Related Equity Incentive Plans. During each calendar year of the Term, the Company shall grant the Executive an award consisting of restricted stock, stock options and/or other equity-related awards (all with reference to Company common stock) with an aggregate grant date value equal to $200,000 (as reasonably determined by the Company) and such award(s) shall be granted under the Company’s equity incentive plan existing at the time of any such grant. The Company may grant the Executive additional equity-related awards in such amounts and terms (including performance-based terms) as the Board or Compensation Committee deems appropriate. In addition to the foregoing, during the Term, the Executive shall be eligible to participate in the Company’s existing incentive program and any additional or successor incentive plan or plans. All equity awards shall be subject to the terms and conditions of the equity incentive plan and award agreement pursuant to which the award is granted.

ARTICLE 4
EMPLOYEE BENEFITS; BUSINESS EXPENSES

4.1.          Employee Benefits.

(a)             Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans and executive perquisite programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(b)             Vacation. The Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Board from time to time for its senior executive officers (prorated in any calendar year during which the Executive is employed by the Company for less than the entire calendar year in accordance with the number of days in such calendar year during which he is so employed). The Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

4.2.          Business Expenses.

(a)             Expenses. The Company shall pay or reimburse the Executive for all reasonable and authorized business expenses incurred by the Executive during the Term; such payment or reimbursement shall not be unreasonably withheld so long as said business expenses have been incurred for and promote the business of the Company and are normally and customarily incurred by employees in comparable positions at other comparable businesses in the same or similar market. Notwithstanding the foregoing, the Company shall not pay or reimburse the Executive for the costs of any membership fees or dues for private clubs, civic organizations, and similar organizations or entities, unless such organizations and the fees and costs associated therewith have first been approved in writing by the Board, in its sole discretion.

(b)             Travel Costs. Subject to the provisions of Section 4.2, the Company shall reimburse the Executive for expenses incurred with business-related travel. The Executive shall be reimbursed for first class travel expenses for business-related flights.

(c)             Records. As a condition to reimbursement under Section 4.2, the Executive shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure. The Executive acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

(d)             Time Requirements. Executive understands that no reimbursements will be provided under this Section 4.2, unless Executive submits a request for reimbursement in accordance with this Section 4.2 within six (6) months after incurring the expense and that any reimbursable expense will be reimbursed not later than six (6) months after submission.

ARTICLE 5
CHANGE IN CONTROL

5.1.          Acceleration of Equity Awards Upon Termination Following a Change in Control. If there is a Change in Control during the Term, and the Executive’s employment is terminated at anytime upon or after the closing of such Change in Control for any reason other than a termination by the Company for Cause then, effective upon the Termination Date (as defined below), the Company shall vest all of the Executive’s unvested stock options and other equity awards (if any) outstanding on such date, regardless of when such options or equity awards were granted.

5.2.          Definition of Change in Control. For purposes of this Agreement “Change in Control” shall have the same meaning as in the Company’s Amended and Restated 2010 Stock Incentive Plan, or any successor plan, as such plan may be amended from time to time.

ARTICLE 6
TERMINATION OF EMPLOYMENT

6.1.          Termination by the Company for Cause.

(a)             The Company may, during the Term, upon written notice to the Executive, terminate the Executive’s employment under this Agreement and discharge the Executive for Cause (as defined in Section 6.1(b)) and, in such event, except as set forth in Section 6.1, neither party shall have any rights or obligations under Article 1, Article 2, Article 3, Article 4 or Article 5; provided, however, that the Company shall pay the Executive (i) any Base Salary earned through the Termination Date but not yet paid, (ii) any Bonus earned but not yet paid with respect to any year prior to the year in which the Termination Date occurs, (iii) if applicable, payout of any accrued but unpaid vacation in accordance with Company policy, and (iv) reimbursement for any business expenses properly incurred before the Termination Date in accordance with Section 4.2 (such amounts, the “Accrued Amounts”). Any equity awards held by the Executive shall be governed by the terms and conditions of the relevant plan and grant documents.

(b)             As used herein, the term “Cause” shall refer to the termination of the Executive’s employment as a result of any one or more of the following: (i) any conviction of, or pleading of nolo contendre by, the Executive for any felony; (ii) any willful misconduct of the Executive which has a materially injurious effect on the business or reputation of the Company; (iii) the dishonesty of the Executive which has a materially injurious effect on the business or reputation of the Company; or (iv) a material failure to consistently discharge his duties under this Agreement other than such failure resulting from his Disability (as defined in Section 6.3(b)). For purposes of Section 6.1, no act or failure to act, on the part of the Executive, shall be considered “willful” if it is done, or omitted to be done, by the Executive in good faith or with reasonable belief that his action or omission was in the best interest of the Company. The Executive shall have the opportunity to cure any such acts or omissions under clause (iv) above within thirty (30) days of the Executive’s receipt of a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of acts or omissions constituting “Cause” and specifying the particulars thereof in detail.

6.2.          Termination by the Company Without Cause or by the Executive for Good Reason.

(a)             The Board acting for the Company shall have the right, in its sole discretion, to terminate the Executive’s employment under this Agreement at any time for any reason other than Cause, or no reason at all (any such termination, a termination “Without Cause”), upon not less than thirty (30) days prior written notice to the Executive, and the Executive may, by written notice to the Board, terminate his employment under this Agreement (and he hereby has such right) by reason of any act, decision or omission by the Company or the Board that, without the Executive’s prior written consent: (i) materially diminishes the Executive’s Base Salary; (ii) materially diminishes the Executive’s authority, duties, or responsibilities, including a change in the Executive’s title or reporting structure; (iii) relocates the Executive without his consent from the Company’s offices located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado to any other location in excess of fifty (50) miles beyond the geographic limits of Englewood, Colorado that increases the Executive’s one-way commute to work by at least 50 miles based on the Executive’s primary residence immediately prior to the time such relocation is announced; or (iv) constitutes a material breach of this Agreement (each a “Good Reason”). The Executive must give the Company written notice of the condition that gives rise to the Good Reason within ninety (90) days of the initial occurrence of the condition, in which event the Company shall have thirty (30) days to remedy the condition, and after which the Executive may resign for Good Reason within ninety (90) days after the Company fails to reasonably remedy the condition by providing a second notice to the Company of such actual resignation.

(b)             In the event the Company or the Executive shall exercise the termination right granted pursuant to Section 6.2(a), then except as set forth in this Section 6.2(b), neither party shall have any rights or obligations under Article 1, Article 2, Article 3, Article 4 or Article 5; provided, however, that the Company shall pay to the Executive (i) the Accrued Amounts, (ii) an amount equal to twelve (12) months of the Executive’s Base Salary (determined as of the Termination Date, but ignoring any decrease in Base Salary giving rise to Good Reason, if applicable) plus one times the Executive’s Target Bonus for the year in which the Termination Date occurs (or, if the Target Bonus for the year in which the Termination Date occurs has not yet been determined as of the Termination Date, then the Target Bonus for the year prior to the Termination Date), and (iii) a payment in lieu of a Bonus for the year in which the Termination Date occurs, calculated as the product of (A) a fraction, the numerator of which is the number of days in the fiscal year prior to and including the Termination Date, and the denominator of which is three hundred sixty five (365), multiplied by (B) the Executive’s average Bonus received for the immediately preceding three fiscal years prior to the Termination Date (and, for the avoidance of doubt, the Executive shall cease to be eligible for a Bonus under the terms of the annual bonus plan for the year of the Termination Date, regardless of the terms of such plan, as a result of such payment), and (iv) the Non-Compete Payment described in Section 8.2. Such amounts shall be paid in a single lump sum seventy-five (75) days after Executive terminates employment, provided, however, that the payments pursuant to clause (ii) and (iii) above are contingent on the Executive having executed a general release of claims in favor of the Company and in the form provided by the Company (the “Release”) within sixty (60) days following Executive’s termination of employment and not thereafter revoking such Release. In addition, subject to the Executive’s execution and non-revocation of the Release, for a period of eighteen (18) months following the Termination Date, the Executive and his eligible dependents shall continue to be covered, at the expense of the Company, by the same or equivalent medical coverage in which he (and his dependents, as applicable) was enrolled immediately prior to the Termination Date (excluding any flexible spending account) and such coverage shall run concurrent with any rights to COBRA continuation coverage to which the Executive (and his eligible dependents) may otherwise be entitled; provided, however, that if doing so would result in adverse tax consequences (e.g., under Internal Revenue Code Section 105(h)), the Company shall instead pay the Executive an amount equal to one (1) month of COBRA continuation premiums with respect to each such group health plan on the first day of each of the first eighteen (18) months following the Termination Date. The Executive acknowledges that, to the extent the provision of the medical coverage pursuant to the foregoing results in taxable compensation to the Executive, the Executive shall pay the Company the amount of any withholding taxes due thereon if and to the extent such withholding taxes may not be taken from other cash compensation owed to the Executive by the Company.

6.3.          Termination of Employment Upon Death or Disability.

(a)             Death. The Executive’s employment hereunder shall terminate automatically upon his death during the Term. Upon such termination, neither the Company nor the Executive’s estate or beneficiaries shall have any rights or obligations under Article 1, Article 2, Article 3, Article 4 or Article 5; provided, however, that the Company shall pay the Executive’s estate the Accrued Amounts and the Company shall pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall be designated, to his estate as a death benefit, a lump sum amount, in cash, within seventy-five (75) days after the Termination Date, equal to twelve (12) months of the Executive’s Base Salary at the rate in effect on the Termination Date. This amount shall be exclusive of and in addition to any payments the Executive’s surviving spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by the Company. Any equity awards held by the Executive shall be governed by the terms and conditions of the relevant plan and grant documents.

(b)             Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Term, subject to applicable laws, it may give written notice to the Executive of its intention to terminate his employment. In such event, the Executive’s employment with the Company shall terminate effective on, and the Termination Date shall be, the thirtieth (30th) day after receipt of such notice by the Executive, provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of his duties. During any period that the Executive fails to perform his duties hereunder as a result of the Disability, the Executive shall continue to receive any compensation that he is entitled to under this Agreement until the Executive’s employment is terminated pursuant to this Section 6.3(b). Upon any such termination neither party shall have any rights or obligations under Article 1, Article 2, Article 3, Article 4, or Article 5; provided, however, that the Company shall pay the Executive (i) the Accrued Amounts plus (ii) an amount equal to twelve (12) months of the Executive’s Base Salary at the rate in effect as of the Termination Date. Such twelve (12) months of Base Salary shall be paid in a single lump sum seventy-five (75) days after the Termination Date, provided, however, that this payment is contingent on the Executive having executed a Release within sixty (60) days following Executive’s termination of employment and not thereafter revoking such Release (except that this condition shall be waived if Executive lacks capacity to enter into a legal contract as a result of such Disability). For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness or incapacity for a period of one hundred and twenty (120) consecutive calendar days, or for a period of one hundred and eighty (180) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period. Any equity awards held by the Executive shall be governed by the terms and conditions of the relevant plan and grant documents.

6.4.          Retirement by the Executive.

(a)             During the Term, the Executive shall have the right to retire from his employment with the Company, following the Executive’s 65th birthday, provided that the Executive (i) provides at least six (6) months advance written notice to the Board of the Executive’s intent to retire, (ii) remains employed through the date his successor assumes the role of President and Chief Operating Officer (for the avoidance of doubt, even if such date is more than six (6) months after the Executive provides notice to the Board of his intent to retire), (iii) properly transitions his duties to his successor, as reasonably determined by the Board in good faith its sole discretion, and (iv) remains available to provide reasonable consulting services to the Company from time to time for two (2) years following the Termination Date, as requested by the Board (a termination of employment meeting all of the foregoing requirements set forth in (i)-(iv), a “Retirement”). The Board may waive any or all of the foregoing requirements, in whole or in part. Further, the Board may require the Executive to enter into a separate consulting agreement with respect to the obligations described in clause (iv) above at the time of the Executive’s termination as a condition of Retirement.

(b)             If the Executive’s employment terminates due to Retirement, then neither party shall have any rights or obligations under Article 1, Article 2, Article 3, Article 4 or Article 5, provided that, conditioned upon the Executive signing and not revoking a Release the Executive shall be entitled to receive all the benefits that the Executive would have received if the Executive terminated his employment for Good Reason, as described in Section 6.2(b).

6.5.          Termination by the Executive Without Good Reason Other than Retirement. Anything in this Agreement to the contrary notwithstanding, during the Term the Executive shall have the right, in his sole discretion, to terminate his employment under this Agreement without Good Reason and other than due to a Retirement upon not less than thirty (30) days prior written notice to the Company and, in such event, neither party shall have any rights or obligations under Article 1, Article 2, Article 3, Article 4 or Article 5; provided, however, that the Company shall pay the Executive the Accrued Amounts and, conditioned upon the Executive signing and not revoking a Release, the Non-Compete Payment described in Section 8.2.

6.6.          Acceleration of Equity Awards. If the Company shall terminate the Executive’s employment Without Cause or the Executive shall terminate his employment for Good Reason, in each case pursuant to Section 6.2, then, in addition to any payment the Executive is entitled to under Article 6, the Company shall vest, effective as of immediately prior to the applicable Termination Date, all of the Executive’s unvested stock options and other equity awards (if any) outstanding as of immediately prior to the applicable Termination Date, regardless of when such options of equity awards were granted. Except as otherwise set forth herein and notwithstanding the terms of any award agreement governing stock options or any other type of equity award, if the Executive’s employment shall terminate due to a Retirement under Section 6.4 or a resignation other than for Good Reason or Retirement under Section 6.5, then, in addition to any payment the Executive is entitled to under Article 6, all of the Executive’s unvested stock options and other equity awards (if any) outstanding as of immediately prior to the Termination Date shall continue to vest in accordance with their terms for eighteen (18) months following the Termination Date as though the Executive had remained employed through such period, provided that such vesting shall immediately cease upon the date that the Company determines the Executive has breached any of the covenants set forth in Article 8 or upon the Executive’s death, and any awards that remain unvested as of such date shall be immediately forfeited.

6.7.          Date of Termination. For purposes of this Agreement “Termination Date” shall mean the date the Executive ceases to be actively employed by the Company.

ARTICLE 7
WITHHOLDING; CLAWBACK

7.1.          Withholding. The Company shall have the right to deduct or withhold from any payments made pursuant to this Agreement (a) any required employment, federal, state, local or foreign taxes, (b) any other amounts it is required to deduct or withhold by law from time to time, and (c) any and all amounts the Executive agrees it may deduct or withhold.

7.2.          Compensation Clawback. Any amounts payable under this Agreement that constitute incentive compensation are subject to the Company’s Compensation Recovery Policy or any successor policy established by the Company providing for clawback or recovery in the event of an accounting restatement, the Executive’s material misconduct, or other events if so required by applicable law. The Company will make any determination for clawback or recovery in accordance with such policy and any applicable law or regulation.

ARTICLE 8
RESTRICTIVE COVENANTS

8.1.          Confidential Information. The Executive agrees to be bound by the terms and conditions of the Inventions Assignment, Confidentiality, and Non-Disclosure Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”) and the Company’s Corporate Disclosure Policy, as amended from time to time. The Executive agrees to execute such other documents (including, but not limited to, new versions of the Confidentiality Agreement) as may be necessary in order to protect the Company’s confidential and proprietary information. Expiration of this Agreement shall not have any effect on the Confidentiality Agreement, which shall at all times remain separately and independently enforceable, subject to the terms of this Article 8.

8.2.          Non-Competition.

(a)             For the good and valuable consideration offered to the Executive under this Agreement, the sufficiency of which is hereby acknowledged, during the Restricted Period Executive will not, on the Executive’s own behalf, or on behalf of any other person or entity, directly or indirectly, provide services to a Direct Competitor in the Restricted Area in a role where the Executive’s knowledge of the Company’s Confidential Business Information or Trade Secrets may affect the Executive’s decisions or actions for the Direct Competitor, to the detriment of the Company.

(b)             For purposes of this Article 8:

(i)             “Company” means Gevo, Inc. and its subsidiaries.

(ii)            “Competitive Product” means products that serve the same function as, or that could be used to replace, products that the Company provides or offers to its present or potential clients, or products that it is in the process of developing, in each case determined as of the earlier of the Termination Date or the Misconduct Date.

(iii)           “Competitive Service” means services of the type that the Company provides or offers to its present or potential clients, or services that the Company is in the process of developing, in each case determined as of the earlier of the Termination Date or the Misconduct Date.

(iv)          “Confidential Business Information” means (i) any and all ideas, knowledge, data, discoveries and information of any type whatsoever that are not generally known in the trade or industry and about which the Executive has knowledge specifically and solely as a result of the Executive’s employment with the Company and that are directly or indirectly related to the Company’s technology, intellectual property, products, business, assets, finances, operations or business opportunities, (ii) all Company intellectual property and all associated records, (iii) any business information that may be made known to Executive in the course of Executive’s employment, including, without limitation, any such information that the Company has received from others that the Company is obligated to treat as confidential or proprietary, and (iv) any and all data and business information generated or obtained by or on behalf of Executive that contains, reflects, or is derived from any of the foregoing, in each case whether in writing, or in oral, graphic, electronic or any other form, and whether disclosed, generated or obtained before or after the Amendment Effective Date., Examples of Confidential Information include, but are not limited to, software (in source or object code form), databases, algorithms, processes, designs, prototypes, methodologies, reports, specifications, schematics, evolutionary design methods, methods for making and characterizing gene libraries, high throughput screening techniques, compounds, biological materials, cell lines, enzymes, proteins, vectors, research tools, transferases, cofactors, chaperones, operons, promoters, plasmids or other cloning vehicles, genetic engineering techniques, nucleotides, engineered DNA or RNA, gene sequences, transformed cells, tissue cultures, hybridomas, homologues, feedstock, assays, plants, animals, antibodies, antigens, hormones, monoclonal antibodies, reagents, culture mediums, growth factors, combinatorial chemistry libraries, clones and cloning tools, pathways, methods, laboratory equipment and machines, hybrid computational-evolutionary optimization strategies and metabolic engineering strategies; information regarding products sold, distributed or being developed by the Company and any other nonpublic information regarding the Company’s current and/or developing technology; information regarding past or current customers, prospective customers, clients, and/or business contacts; prospective and executed contracts and subcontracts; sales plans, development plans or any other initiatives, strategies, plans and proposals used by the Company in the course of its business; present or future business plans, any intellectual property, usernames and passwords for the Company’s various information systems; usernames and passwords for employees of the Company; network infrastructure or network architecture associated with the Company’s information systems; network access logs; HTML code or other code; Internet protocol logs; encryption methods or algorithms; customer usernames or passwords; all information about the products, techniques, and services provided by the Company, forecasts and forecast assumptions and volumes, price, and cost objectives; price lists, pricing, and quoting policies and procedures; profit and loss statements; quarterly revenue statements; bank account statements; vendor contracts; lender contracts; operating statements; revenue projections, revenue statements, balance sheets, financial statements, or other financial information about the Company; employee records and data (including but not limited to records and data relating to the Company’s executives); marketing strategies and other matters involving the Company’s day-to-day operations;; and any of the foregoing types of information relating to the Company’s affiliates, in each case, in any form or medium (including electronic, written, oral or visual mediums) regardless of whether such is marked or identified as “confidential”. For the avoidance of doubt, Confidential Business Information does not include information that arises from the Executive’s general training, knowledge, skill, or experience (whether gained on the job or otherwise); information that is readily ascertainable to the public; or information that the Executive otherwise has a right to disclose as legally protected conduct.

(v)           “Direct Competitor” means a person, business or company providing or developing Competitive Products or Competitive Services anywhere in the Restricted Area.

(vi)          “Misconduct Date” means any date prior to the Termination Date on which the Company alleges that the Executive has breached the covenant set forth in Section 8.2(a).

(vii)         “Restricted Area” means the United States or in any other country that the Company conducts or conducted business at any time during the twelve (12)-month period immediately preceding the earlier of the Termination Date or the Misconduct Date.

(viii)        “Restricted Period” means the period beginning on the first day of the Term and ending on the two (2) year anniversary of the Termination Date.

(ix)           “Trade Secret” means information of the Company and its affiliates, including a formula, pattern, compilation, program, method, protocol, technique, or process, that derives independent economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and that is the subject of efforts by the Company to maintain its secrecy that are reasonable under the circumstances.

(c)             As additional consideration for agreeing to the covenant set forth in Section 8.2(a) and the other terms of this Article 8, the Company agrees to provide the Executive with the following additional benefits:

(i)              A grant of ten-thousand (10,000) shares of restricted common stock within thirty (30) days of the Amendment Effective Date, which shall be subject to the terms and conditions of the equity incentive plan and award agreement pursuant to which the award is granted.

(ii)             Upon any termination of the Executive’s employment under Section 6.2, Section 6.4, or Section 6.5, the Company shall provide the Executive with a payment equal to the sum of (A) eighteen (18) months of Base Salary at the rate in effect as of the Termination Date (but ignoring any decrease in Base Salary giving rise to Good Reason, if applicable), plus (B) one (1)  times the Target Bonus for the year in which the Termination Date occurs (or, if the Target Bonus for the year in which the Termination Date occurs has not been determined as of the Termination Date, then the Target Bonus for the year prior to the Termination Date) (the “Non-Compete Payment”). The Non-Compete Payment shall be paid to the Executive in a cash lump sum within seventy-five (75) days of the Termination Date, provided that the Executive shall be required repay the Non-Compete Payment in full (without reduction for any taxes withheld by the Company with respect to such payment) within thirty (30) days of the date the Company makes a request therefor if the Executive violates any provision of this Article 8.

8.3.          Non-Solicitation of Clients, Customers, and Accounts. For the good and valuable consideration offered to the Executive under this Agreement, the sufficiency of which is hereby acknowledged, during the Restricted Period, the Executive will not, directly or indirectly, without the express written consent of the Board solicit clients, customers or accounts of the Company for or on behalf of any Direct Competitor, or otherwise interfere with the Company’s relationship with any current, former, or potential clients or customers.

8.4.          Non-Solicitation of Employees. For the good and valuable consideration offered to the Executive under this Agreement, the sufficiency of which is hereby acknowledged, during the Restricted Period, the Executive will not, directly or indirectly, solicit any person who is or shall be in the employ or service of the Company to leave such employ or service for employment with or service to the Company, or otherwise attempt to induce any such person to provide services to a Direct Competitor. Nothing in this Section 8.4 prohibits (i) an employee of the Company who is not a party to this Agreement from becoming employed by another organization or person; (ii) the Executive from soliciting, hiring or assisting in the solicitation or hiring of any former employee of the Company, provided that the Executive did not cause or induce such former employee to leave his or her employment with the Company; or (iii) the placement of general advertisements for employees or the consideration or hiring of individuals who respond to such general advertisements, so long as such general advertisements are not specifically directed to employees of the Company.

8.5.          Venue; Specific Performance.

(a)             Any claim, controversy, or dispute arising out of or relating to this Article 8 shall be brought in the courts in Denver, Colorado. Each party to this Agreement submits to the personal jurisdiction of, and venue in, any such court, and waives any objection to such jurisdiction or venue. As a material inducement for this Agreement, each party knowingly, voluntarily, irrevocably, and unconditionally waives, to the fullest extent permitted by applicable law, any right either may have to a trial by jury in any legal action, proceeding, cause of action, or counterclaim arising out of or relating to Article 8 of this Agreement.

(b)             Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Executive contained in this Article 8, and that the Company’s remedies at law for any such breach or threatened breach may be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall, upon making a sufficient showing under applicable law, be entitled to an injunction to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach.

(c)             The obligations of the Executive and rights of the Company pursuant to this Article 8 shall survive the termination of the Executive’s employment under this Agreement. The covenants and obligations of the Executive set forth in this Article 8 are in addition to and not in lieu of or exclusive of any other obligations and duties the Executive owes to the Company, whether expressed or implied in fact or law. The Company shall pay and be solely responsible for any attorney’s fees, expenses, costs and court costs incurred by the Executive in any matter or dispute between the Executive and the Company which pertains to this Article 8 if the Executive prevails in the contest in whole or in part.

8.6.          Modification of Restrictions in Favor of Enforceability. In the event that any of the restrictive covenants described in this Article 8 shall be held unenforceable by any court of competent jurisdiction, the Parties agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the Parties. If, in any judicial proceeding, the court refuses to enforce any of the restrictive covenants contained in this Article 8 because they are more extensive (whether as to temporal scope, geographic scope, scope of business, or otherwise) than necessary to protect the legitimate business interests of the Company, it is expressly understood and agreed between the Parties that for purposes of such proceeding, the temporal scope, geographic scope, scope of business, or other aspect thereof shall be deemed reduced only to the extent necessary to permit enforcement of the restrictive covenants

8.7.          Executive Acknowledgements. The Executive acknowledges and agrees that the provisions contained in this Article 8 are for the protection of the Company’s Confidential Business Information and Trade Secrets and are no broader than necessary to protect the Company’s legitimate interests in protecting such Confidential Business Information and Trade Secrets.

8.8.          Notice. The Executive agrees that Executive received adequate notice of the covenants contained in this Article 8 and their terms in keeping with applicable law.

ARTICLE 9
GENERAL PROVISIONS

9.1.          Final Agreement. This Agreement together with all exhibits hereto is intended to be the final, complete and exclusive agreement between the parties relating to the employment of the Executive by the Company and, effective as of the Amendment Effective Date, supersedes all prior or contemporaneous understandings, employment agreements, representations and statements, both oral or written, relating to the subject matter hereof. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

9.2.          No Waiver. No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

9.3.          Rights Cumulative. The rights under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

9.4.          Notice. Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing. Such notice shall be personally served or sent prepaid by either registered or certified mail with return receipt requested or national overnight delivery service and shall be deemed given (i) if personally served or by national overnight delivery service, when delivered to the person to whom such notice is addressed, or (ii) if given by mail, two (2) business days following deposit in the United States mail. Such notices shall be addressed to the party to whom such notice is to be given at the party’s address set forth below or as such party shall otherwise direct.

   If to the Company:

   Gevo, Inc.

  345 Inverness Drive South

  Bldg. C, Suite 310

  Englewood, CO 80112

  Attn: Vice President, Legal and Corporate Secretary

   If to the Executive:

  Chris Ryan

  [***]

  [***]

  Or the last known address as set forth in the Company’s records for the Executive.

9.5.          Assignments. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as otherwise provided herein, neither of the parties hereto may make any assignment of this Agreement, or any interest herein, without the prior written consent of the other party, except that, without such consent, this Agreement shall be assigned to any corporation or entity which shall succeed to the business presently being operated by Company, by operation of law or otherwise, including by dissolution, merger, consolidation, transfer of assets, or otherwise.

9.6.          Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the principles of conflict of laws thereof.

9.7.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument. The parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

9.8.          Severability. The provisions of this Agreement are agreed to be severable, and if any provision, or application thereof, is held invalid or unenforceable, then such holding shall not affect any other provision or application.

9.9.          Construction. As used herein, and as the circumstances require, the plural term shall include the singular, the singular shall include the plural, the neuter term shall include the masculine and feminine genders, the masculine term shall include the neuter and the female genders and the feminine term shall include the neuter and the masculine genders.

9.10.        Arbitration. Except as otherwise provided in Article 8 hereof, any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in Denver, Colorado, in accordance with the employment arbitration rules then in effect of the American Arbitration Association including the right to discovery, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party hereto shall pay its or their own expenses incident to the negotiation, preparation and resolution of any controversy or claim arising out of, or related to, this Agreement, or the breach thereof; provided, however, the Company shall pay and be solely responsible for any attorneys’ fees and expenses and court or arbitration costs incurred by the Executive as a result of a claim brought by either the Executive or the Company alleging that the other party breached or otherwise failed to perform this Agreement or any provision hereof to be performed by the other party if the Executive prevails in the contest in whole or in part.

9.11.        Code Section 409A Compliance. The provisions of this Section 9.11 apply to each payment or benefit under this Agreement that is considered deferred compensation that is subject to (and not exempt from) the provisions of Internal Revenue Code Section 409A (“Section 409A”) (such payments or benefits, the “409A Payments”). Each 409A Payment under this Agreement shall be considered a separate payment for purposes of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for a 409A Payment upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” (within the meaning of Section 409A) on the date of the Executive’s separation from service, then any 409A Payments that otherwise would be payable under this Agreement within the first six (6) months following the Executive’s separation from service (the “409A Suspension Period”), shall instead be paid in a lump sum within fourteen (14) days after the end of the sixth (6th) month period following the Executive’s separation from service, or Executive’s death, if sooner. After the 409A Suspension Period, the Executive will receive any remaining 409A Payments due pursuant to this Agreement in accordance with its terms (as if there had not been any suspension beforehand). To the extent that 409A Payments are conditioned on the execution of a Release by the Executive, if the Release consideration period spans two (2) calendar years, then such 409A Payments shall be paid in the second (2nd) calendar year regardless of the time the Executive returns such Release. Whenever a payment under this Agreement specified a payment period with respect to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. The Company will cooperate with the Executive in making any amendments to this Agreement that the Executive reasonably requests to avoid the imposition of taxes or penalties under Section 409A provided that such changes do not provide the Executive with additional benefits (other than de minimis benefits) under this Agreement.

9.12.        Survival. The provisions of Articles 5, 6, 7, 8, and 9 shall survive any termination of the Executive’s employment with the Company.

9.13.        No Mitigation or Offset. The Executive shall not have any duty to seek other employment or to reduce any amounts or benefits payable to him under Article 6, and no such amounts or benefits shall be reduced, on account of any compensation received by the Executive from any other employment or source. The Company shall have the right to offset any amount owed by the Executive to it against payments due to the Executive under Article 6 other than to the extent prohibited by law or to the extent such offset would result in a violation of Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GEVO, INC.

By:	/s/ Pat Gruber
	Name:	Pat Gruber
	Title:	Chief Executive Officer

EXECUTIVE

/s/ Chris Ryan
Chris Ryan

[Employment Agreement Signature Page]

EXHIBIT A

INVENTIONS ASSIGNMENT, CONFIDENTIALITY, AND NON-DISCLOSURE AGREEMENT

This INVENTIONS ASSIGNMENT, CONFIDENTIALITY, AND NON-DISCLOSURE AGREEMENT (this “Agreement”) is made and entered into as of _______________, 2024 (the “Effective Date”) by and between Gevo, Inc. (the “Company”) and Chris Ryan (the “Employee”) (collectively, the “Parties”).

RECITALS

The Employee is presently employed by the Company;

The Company wishes to continue to employ the Employee, and the Employee wishes to continue to be employed by the Company, to perform services as separately agreed between the Employee and the Company;

In connection with the Employee’s employment with the Company, the Employee will have access to valuable trade secrets, proprietary data, and other confidential information concerning the Company; and

The Employee acknowledges that in order to protect the legitimate business interests of the Company, it is reasonable and necessary that the Employee enter into the following covenants regarding the Employee’s treatment of certain Confidential Business Information and Trade Secrets during and after Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, including but not limited to the continued employment of the Employee, the sufficiency of which is expressly acknowledged by both the Employee and the Company, the Parties agree as follows:

1.             Recitals. The statements above are true and correct and considered to be a part of this Agreement.

2.             Ownership of Inventions.

(a)             Inventions. For purposes of this Section, “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. Employee understands this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. Employee understands that “Company Inventions” means any and all Inventions that Employee may or has solely or jointly author(ed), discover(ed), develop(ed), conceive(d), or reduce(d) to practice during the period of the Relationship.

(b)             Assignment of Company Inventions. Employee agrees that Employee has or will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of Employee’s right, title, and interest throughout the world in and to any and all Company Inventions and all patent, copyright, trademark, trade secret, and other intellectual property rights therein. Employee further acknowledges that all Company Inventions that are made by Employee (solely or jointly with others) within the scope of and during the period of the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by Employee’s salary. Employee hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, that Employee now has or may hereafter have for infringement of any and all Company Inventions. Any assignment of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Employee hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

(c)             Use or Incorporation of Inventions. If, in the course of the Relationship, Employee uses or incorporates into a product, service, process, or machine any Invention in which Employee has an interest, Employee will promptly so inform the Company in writing. Whether or not Employee gives such notice, Employee hereby irrevocably grants to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Invention under all applicable intellectual property laws without restriction of any kind. To the extent that any third parties have rights in any Invention in which Employee has an interest, Employee hereby represents and warrants that such third party or parties has/have validly and irrevocably granted to Employee the right to grant the foregoing license.

(d)             Patent and Copyright Rights. Employee agrees to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and agree never to assert such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns, and nominees the sole and exclusive right, title, and interest in and to such Company Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, or transfer of letters patent, copyright, mask work, and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by Employee’s subsequent incapacity.

3.             Employee Covenants and Obligations.

(a)             Preliminary Statement. The Employee expressly acknowledges and agrees that throughout the Employee’s employment with the Company, the Employee has received and will receive extensive information regarding the nature of the Company’s business, including but not limited to financial information regarding the Company and other Confidential Business Information and Trade Secrets, both of which are defined herein, and education from the Company that will confer to the Employee specialized skills, knowledge, and expertise in areas of business in which the Company is involved. The Employee further recognizes and agrees that the Company’s success is inextricably linked to the dedication and loyalty of its employees and agents and that in order to ensure that the Company continues to grow and succeed, the Company must protect the core aspects of its business, including but not limited to its Confidential Business Information and Trade Secrets; substantial relationships with customers; and customer goodwill associated with the Company’s intellectual property, Confidential Business Information, and Trade Secrets. The Employee hereby expressly acknowledges the validity of the following covenants and that such covenants are reasonably necessary for the Company to protect its business interests, including but not limited to those cited above.

(b)             Confidentiality. The Employee understands and agrees that the Company’s Confidential Business Information and Trade Secrets, as defined herein, are valuable, special, and unique assets of the Company which are entitled to protection under the provisions of this Section.

(1)             Definitions. For purposes of this Agreement, the following definitions apply:

(i)             “Confidential Business Information” means (i) any and all ideas, knowledge, data, discoveries and information of any type whatsoever that are not generally known in the trade or industry and about which the Executive has knowledge specifically and solely as a result of the Executive’s employment with the Company and that are directly or indirectly related to the Company’s technology, intellectual property, products, business, assets, finances, operations or business opportunities, (ii) all Company intellectual property and all associated records, (iii) any business information that may be made known to Executive in the course of Executive’s employment, including, without limitation, any such information that the Company has received from others that the Company is obligated to treat as confidential or proprietary, and (iv) any and all data and business information generated or obtained by or on behalf of Executive that contains, reflects, or is derived from any of the foregoing, in each case whether in writing, or in oral, graphic, electronic or any other form, and whether disclosed, generated or obtained before or after the Amendment Effective Date. Examples of Confidential Information include, but are not limited to, software (in source or object code form), databases, algorithms, processes, designs, prototypes, methodologies, reports, specifications, schematics, evolutionary design methods, methods for making and characterizing gene libraries, high throughput screening techniques, compounds, biological materials, cell lines, enzymes, proteins, vectors, research tools, transferases, cofactors, chaperones, operons, promoters, plasmids or other cloning vehicles, genetic engineering techniques, nucleotides, engineered DNA or RNA, gene sequences, transformed cells, tissue cultures, hybridomas, homologues, feedstock, assays, plants, animals, antibodies, antigens, hormones, monoclonal antibodies, reagents, culture mediums, growth factors, combinatorial chemistry libraries, clones and cloning tools, pathways, methods, laboratory equipment and machines, hybrid computational-evolutionary optimization strategies and metabolic engineering strategies; information regarding products sold, distributed or being developed by the Company and any other nonpublic information regarding the Company’s current and/or developing technology; information regarding past or current customers, prospective customers, clients, and/or business contacts; prospective and executed contracts and subcontracts; sales plans, development plans or any other initiatives, strategies, plans and proposals used by the Company in the course of its business; present or future business plans, any intellectual property, usernames and passwords for the Company’s various information systems; usernames and passwords for employees of the Company; network infrastructure or network architecture associated with the Company’s information systems; network access logs; HTML code or other code; Internet protocol logs; encryption methods or algorithms; customer usernames or passwords; all information about the products, techniques, and services provided by the Company, forecasts and forecast assumptions and volumes, price, and cost objectives; price lists, pricing, and quoting policies and procedures; profit and loss statements; quarterly revenue statements; bank account statements; vendor contracts; lender contracts; operating statements; revenue projections, revenue statements, balance sheets, financial statements, or other financial information about the Company; employee records and data (including but not limited to records and data relating to the Company’s executives); marketing strategies and other matters involving the Company’s day-to-day operations;; and any of the foregoing types of information relating to the Company’s affiliates, in each case, in any form or medium (including electronic, written, oral or visual mediums) regardless of whether such is marked or identified as “confidential”. For the avoidance of doubt, Confidential Business Information does not include information that arises from the Executive’s general training, knowledge, skill, or experience (whether gained on the job or otherwise); information that is readily ascertainable to the public; or information that the Executive otherwise has a right to disclose as legally protected conduct.

        (ii)             “Trade Secret” means information of the Company and its affiliates, including a formula, pattern, compilation, program, method, protocol, technique, or process, that derives independent economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and that is the subject of efforts by the Company to maintain its secrecy that are reasonable under the circumstances.

(2)             Covenant of Preservation of Confidentiality. The Employee recognizes that during the Employee’s employment with the Company, he or she has had and will have access to certain Confidential Business Information and Trade Secrets of the Company and its affiliates. Throughout the Employee’s employment with the Company, the Employee agrees to protect the Confidential Business Information and Trade Secrets of the Company and its affiliates from unauthorized use or disclosure and to take all reasonable steps to ensure the secrecy and confidentiality of all Confidential Business Information and Trade Secrets.

(3)             Covenants of Proper Use and Non-Disclosure. The Employee agrees that during the Employee’s employment with the Company and following termination of the Employee’s employment with the Company for any reason, regardless of whether the Employee’s employment comes to an end voluntarily or involuntarily, the Employee will:

(i)             Not make any use whatsoever, except on behalf of the Company and in the course of the Employee’s regular duties to the Company, of Confidential Business Information or Trade Secrets without the prior written consent of the Company expressly waiving the Employee’s obligations as provided herein;

(ii)             Not disclose or reveal any Confidential Business Information or Trade Secrets to any third party for any reason, whether performing services for the Company or otherwise, and not reproduce or distribute Confidential Business Information or Trade Secrets in any form, tangible or otherwise;

(iii)            Keep all Confidential Business Information and Trade Secrets strictly secret and confidential;

(iv)            Take all reasonable actions to assure proper precautions have been taken to prevent unauthorized access to, disclosure of, or loss or destruction of any Confidential Business Information or Trade Secrets provided to the Employee;

(v)             Promptly return to the Company upon request any Confidential Business Information or Trade Secrets then in tangible form; and

(vi)            Not take any action or actions in order to avoid or seek to avoid the observance or performance of any of the terms of this Agreement.

(4)             Defend Trade Secrets Act Notice. The Employee understands that, notwithstanding the nondisclosure obligations in this Section, pursuant to 18 U.S.C. § 1833(b), the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official or to an attorney, either directly or indirectly, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(5)             Exceptions. Notwithstanding anything herein to the contrary, this Agreement does not prevent the Employee from (i) filing a complaint or charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any state or local fair employment agency; (ii) cooperating with the EEOC, the NLRB, or any federal, state, or local fair employment agency; (iii) reporting a possible violation of federal, state, or local law or regulation to any governmental or law enforcement agency or entity; or (iv) making other disclosures that are required by law or protected under any whistleblower provision of federal, state, or local law or regulation. The Employee shall not be treated as in violation of this Agreement if the Employee discloses Confidential Information for purposes of the foregoing.

(c)             Use of Name. The Employee agrees that the Employee will not, directly or indirectly, use any name which is similar to any corporate name of or any trade name, service mark, trademark, logo, or insignia used by the Company or any of its affiliates, other than in the performance of the Employee’s duties to the Company. Following termination of the Employee’s employment with the Company for any reason, regardless of whether Employee’s employment comes to an end voluntarily or involuntarily, the Employee shall not represent himself or herself as being in any way connected with the business of the Company or any of its affiliates, except to the extent as may be separately agreed upon between the Parties in writing.

(d)             Reasonableness of Restrictions. The Employee has carefully read and considered the covenants contained in this Section and agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company and its officers, directors, and other employees. It is the belief of the Parties, therefore, that the best protection that can be given to the Company that does not in any way infringe upon the rights of the Employee to engage in any unrelated businesses is to provide for the covenants contained herein.

(e)             Modification of Restrictions in Favor of Enforceability. In the event that any of the covenants described in this Section shall be held unenforceable by any court of competent jurisdiction, the Parties agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the Parties. If, in any judicial proceeding, the court refuses to enforce any of the covenants contained in this Section because they are more extensive than necessary to protect the legitimate business interests of the Company, it is expressly understood and agreed between the Parties that for purposes of such proceeding, the restriction thereof shall be deemed reduced only to the extent necessary to permit enforcement of the covenants.

(f)             Injunctive Relief. The Parties agree that it is impossible to measure in monetary damages the harm that will accrue to the Company or its affiliates in the event that the Employee breaches any of the covenants contained in this Section. In the event that the Employee breaches, or threatens to breach, any of the aforementioned covenants, the Company or any of its affiliates shall be entitled to an injunction restraining the Employee from violating such covenant (without posting any bond). If the Company or any of its affiliates shall institute any action or proceeding to enforce any such covenant, the Employee hereby waives the claim or defense that the Company or any of its affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company or any of its affiliates has an adequate remedy at law. The foregoing shall not prejudice the Company’s or any of its affiliates’ right to require the Employee to account for and pay over to the Company or any of its affiliates, and the Employee hereby agrees to account for and pay over, the compensation, profits, monies, accruals, or other benefits derived or received by the Employee as a result of any transaction constituting a breach of any of the covenants.

(g)             Severability. The provisions of this Section are severable and if any one or more provisions should be determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, in whole or in part, the remaining provisions (and any partially unenforceable provision to the extent enforceable in any jurisdiction) shall, nevertheless, be binding and enforceable.

(h)             Survival. The covenants contained in this Section shall survive the termination, for any reason, of the Employee’s employment with the Company.

(i)              Notice. The Employee agrees that Employee received adequate notice of the covenants contained in Section 3 and their terms in keeping with applicable law.

4.             Attorneys’ Fees and Costs. In the event any litigation, arbitration, or similar proceeding (any such action or proceeding, “Litigation”) is commenced or defended by any Party to this Agreement claiming in such litigation a breach of this Agreement by the other Party to this Agreement, and in the event such commencing or defending Party is successful on the merits of such claim or defense and substantially prevails in litigation, the other Party shall pay to the prevailing Party all costs and expenses, including but not limited to, reasonable attorneys’ fees, paralegal fees, court costs, and cost of experts and investigation, whether incurred at or in preparation for trial, upon appeal, or during investigation, of such prevailing party in prosecuting such claim or establishing such defense.

5.             Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado without regard to its conflicts of laws procedures. Any claim, controversy, or dispute arising out of or relating to this agreement shall be brought in the courts in Denver, Colorado. Each Party to this Agreement submits to the personal jurisdiction of, and venue in, any such court, and waives any objection to such jurisdiction or venue.

6.             Effect on Prior Agreements. The Employee agrees and understands that this Agreement does not supersede any provision on confidentiality or any other covenants contained in any agreement to which the Employee has entered into or is otherwise subject to as an employee of the Company (except to the extent that any such prior provision conflicts with the terms of this Agreement, in which situation the terms of this Agreement shall govern), nor does this Agreement reduce employee’s obligations to comply with applicable laws relating to trade secrets, confidential information, or unfair competition.

7.             WAIVER OF JURY TRIAL. As a material inducement for this Agreement, each Party knowingly, voluntarily, irrevocably, and unconditionally waives, to the fullest extent permitted by applicable law, any right either may have to a trial by jury in any legal action, proceeding, cause of action, or counterclaim arising out of or relating to this Agreement.

8.             Assignment. This Agreement shall inure to the benefit of, and may be enforced by, the successors or assigns of the Company. This Agreement is based on the personal services of the Employee, and the rights and obligations of the Employee contained in this Agreement shall not be assignable by the Employee to any other person.

9.             Amendments; Waiver. Any amendment to or modification of this Agreement, and any waiver of any provision of this Agreement, shall be in writing and shall require the prior written approval of the Parties as evidenced by the manual signature of the Employee and an authorized representative of the Company. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

10.           Severability. If any one or more provisions of this Agreement shall be held invalid or unenforceable, the validity or enforceability of all other provisions of this Agreement shall not be affected by the invalid or unenforceable provision(s). In the event a court of competent jurisdiction determines by final judgment that the scope, time period, or geographical limitations specifically set forth in this agreement are too broad to be capable of enforcement, said court is authorized by the parties hereto to modify and enforce such provisions as to scope, time, and geographical area as the court deems reasonable and equitable.

11.           Counterparts. This Agreement may be executed and accepted in one or more counterparts (i.e., the employee and the company may sign separate, identical signature pages) for the convenience of the parties. Each separate counterpart signature page to this Agreement will be deemed an original and all such counterpart signature pages, taken together, shall constitute one and the same instrument. Delivery of a facsimile of a manually executed counterpart hereof via facsimile transmission or by electronic mail transmission, including but not limited to an adobe file format document (also known as a pdf file), shall be as effective as delivery of a manually executed counterpart hereof.

12.           Advice of Counsel and No Construal Against Drafter. The Employee acknowledges that, in executing this Agreement, the Employee has had the opportunity to seek the advice of independent legal counsel and that the Employee has read and understands all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting of preparation of this Agreement.

13.           Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GEVO, INC.

By:
	Name:	Pat Gruber
	Title:	Chief Executive Officer

EMPLOYEE

Chris Ryan

A-9